SETTLEMENT AGREEMENT AND GENERAL RELEASE

Through this Settlement Agreement and General Release dated this 8th day of January, 2020, Troy Gould PC. (hereafter "Creditor") hereby releases and forever discharges ClickStream Corporation (hereafter, "Debtor") of all claims and causes of action of every kind which Creditor has, or has ever had, or may in the future have relating in any manner against Debtor in the amount of $ 91,292.50 (attached hereto as Exhibit "A") of which $ 29,502 shall be paid on or before February 28, 2020 and the balance of $61,790.50 shall be paid from the proceeds of future financings completed by Debtor.

Upon payment in full, the outstanding debt shall be discharged.

Creditor promises and agrees not to publish or distribute the terms of this Settlement Agreement and General Release by any written or verbal means. This paragraph is not intended to prohibit the use of this Agreement in any proceeding if either of the parties alleges a breach of this Settlement Agreement and General Release.

If any party starts an action to enforce this Agreement, the prevailing party shall recover as costs his/her attorney's fees, costs and expenses actually incurred in such action.

The parties to this Settlement Agreement and General Release understand and agree that this Agreement shall not be a precedent or model for the resolution or settlement of any future claim resulting from similar or different circumstances.

Creditor and Debtor agree that this Settlement Agreement and General Release contains a full settlement and resolution of all disputes and issues between the parties relating to outstanding debt owed Creditor by Debtor.

Creditor represents that it has been represented in negotiations for and the preparation of this Settlement Agreement and General Release by counsel of its own choosing, and that it understands all of this Settlement Agreement and General Release and is fully aware of its content and of its legal effects.

The Parties agree that this Settlement Agreement and General Release shall be deemed executed in the State of Florida and is to be governed by and construed under Florida law, without regard to its choice of law provisions.

This agreement states the entire understanding and agreement between the parties with respect to its subject matter. The Debtor has made no promises to Creditor other than those contained in this Agreement. This Agreement may be modified, or any provision waived, only by a signed written agreement of the affected parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first written above.

Troy Gould PC. ("Creditor")

Dated: December 24, 2019 By ______________________
Name: David Ficksman

ClickStream Corporation ("Debtor")

Dated: December 24, 2019 By ______________________
Name: Michael Handelman, CFO

Exhibit "A"
Outstanding Debt

TroyGould PC
1801 CENTURY PARK EAST, SUITE 1600
LOS ANGELES, CA 90067
Telephone: (310) 553-4441; Fax: (310) 201-4746
Tax I.D. 95-2699173

January 3, 2020

ClickStream Corporation
Attn: Irwin Meyer
1801 Century Park East, Suite 1201
Los Angeles, CA 90067

Matter ID: 03667-0001-086

Re: General

Account Statement

Invoice Number	Invoice Date	Matter Number	Invoice Amount	Payments & Adjustments	Balance Due
126807	11/20/2015	0001	$2,164.50	$0.00	$2,164.50
126987	12/11/2015	0001	$1,099.50	$0.00	$1,099.50
127222	01/21/2016	0001	$1,310.00	$0.00	$1,310.00
127707	03/21/2016	0001	$10,066.50	$0.00	$10,066.50
127918	04/15/2016	0001	$1,315.00	$0.00	$1,315.00
128113	05/06/2016	0001	$4,382.50	$0.00	$4,382.50
128363	06/09/2016	0001	$2,327.50	$0.00	$2,327.50
128570	07/12/2016	0001	$3,923.50	$0.00	$3,923.50
128707	08/04/2016	0001	$5,330.00	$0.00	$5,330.00
128982	09/12/2016	0001	$6,982.50	$0.00	$6,982.50
129228	10/13/2016	0001	$2,859.50	$0.00	$2,859.50
129477	11/15/2016	0001	$1,662.50	$0.00	$1,662.50
129610	12/06/2016	0001	$4,056.50	$0.00	$4,056.50
129993	01/18/2017	0001	$2,660.00	$0.00	$2,660.00
130178	02/16/2017	0001	$1,769.00	$0.00	$1,769.00
130429	03/10/2017	0001	$137.00	$0.00	$137.00
130677	04/11/2017	0001	$3,214.00	$0.00	$3,214.00
130881	05/03/2017	0001	$1,427.00	$0.00	$1,427.00
131191	06/15/2017	0001	$411.00	$0.00	$411.00
131399	07/12/2017	0001	$132.50	$0.00	$132.50
132035	10/12/2017	0001	$411.00	$0.00	$411.00
132510	12/12/2017	0001	$342.50	$0.00	$342.50
		Total Outstanding Balance			$57,984.00

TroyGould PC
1801 CENTURY PARK EAST, SUITE 1600
LOS ANGELES, CA 90067
Telephone: (310) 553-4441; Fax: (310) 201-4746
Tax I.D. 95-2699173

January 3, 2020

ClickStream Corporation
Attn: Irwin Meyer
1801 Century Park East, Suite 1201
Los Angeles, CA 90067

Matter ID: 03667-0002-086

Re: Form 10

Account Statement

Invoice Number	Invoice Date	Matter Number	Invoice Amount	Payments & Adjustments	Balance Due
126806	11/20/2015	0002	$14,085.00	$12,500.00	$1,585.00
126988	12/11/2015	0002	$8,054.00	$0.00	$8,054.00
127246	01/21/2016	0002	$7,147.50	$0.00	$7,147.50
127465	02/22/2016	0002	$13,729.00	$0.00	$13,729.00
127708	03/21/2016	0002	$2,793.00	$0.00	$2,793.00
		Total Outstanding Balance			$33,308.50

Aging of Past Due Amounts

0-30 Days	31-60 Days	61-90 Days	91-120 Days	Over 120	Total Past
$0.00	$0.00	$0.00	$0.00	$33,308.50	$33,308.50